EXHIBIT 99.1


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                                   [FFVA LOGO]
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                              Financial Corporation


News Release

For Release:      March 11, 1998
Contact:          Margaret C. Burnette, Sr. Vice President
Telephone:        (804) 845-2371


                      ONE VALLEY, FFVA SHAREHOLDERS APPROVE
                        MERGER; CLOSING DATE SET MARCH 30


One Valley Bancorp, Inc. (NYSE: OV) and FFVA Financial Corporation  (NASDAQ-NMN:
FFFC), headquartered in Lynchburg, Virginia, jointly announced today that shareholders of both companies have approved the planned merger creating a $5.5 billion asset banking company in West Virginia and Virginia. The transactions has also received all requisite approval by various regulatory authorities.

J. Holmes Morrison, President and CEO of One Valley, and James L. Davidson, Jr., President and CEO of FFVA, also announced that it is now anticipated that the closing of the transaction will occur on March 30, 1998. The closing had originally been planned for early in the second quarter of this year.

Under the terms of the agreement, each share of FFVA Financial common stock outstanding will be converted into 1.05 shares of One Valley Bancorp stock. The merger will be accounted for as a pooling-of-interests. Both companies have rescinded previously approved stock repurchase approvals.

The merger of First Federal Savings Bank of Lynchburg into One Valley Bank of Central Virginia will create the second largest bank in Lynchburg based on deposits. FFVA has 12 branches--five in Lynchburg, two in South Boston and one each in Madison Heights, South Hill, Keysville, Altavista and Farmville. The resulting One Valley Bank of Central Virginia will have $1.3 billion in assets with 37 offices in Central Virginia.

One Valley Bank of Central Virginia purchased fifteen branches in Virginia from Wachovia Corporation after Wachovia entered in an agreement to acquire Central Fidelity and Jefferson National Bank in 1997. The branches, which were previously operated by Central Fidelity Bank and Jefferson National Bank, were converted to One Valley Bank on Friday, February 20, 1998.




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                                   [FFVA LOGO]
                             ----------------------
                              Financial Corporation



One Valley reported record annual earnings for the year ended December 31, 1997 of $57.4 million, a 7.9% increase over the $53.2 million earned 1996. On a per share basis, net income rose 8.3% to $2.10 from the $1.94 earned in 1996. In 1997 One Valley was ranked 8th best performing bank in the country according to the U.S. Banker magazine's ranking of the largest 100 banks.

One Valley, with headquarters in Charleston, West Virginia, is the largest holding company based in West Virginia with $4.9 billion in total assets. One Valley operates as a super community bank with 11 affiliates and 103 locations - 78 in West Virginia and 25 in Virginia. Following the completion of the merger with FFVA Financial, which had $580 million in total assets on December 31, 1997, One Valley Bancorp will be a $5.5 billion assets company with 115 locations.